EXHIBIT 99.1

            McDermott Reports Second Quarter 2004 Results;
        Net Income of $11.8 million, $0.17 per diluted share,
             includes B&W settlement revaluation expense
                       of $4.0 million after tax

    NEW ORLEANS--(BUSINESS WIRE)--Aug. 9, 2004--McDermott International Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $11.8 million, or $0.17 per diluted share, for the second quarter of 2004, compared to a loss from continuing operations of $60.5 million, or $0.95 per diluted share, for the corresponding period in 2003. Net loss for the second quarter of 2003 was $59.9 million, or $0.94 per diluted share, which included income from discontinued operations of $0.7 million. Included in the 2004 second quarter financial results was an after-tax expense in the quarterly adjustment related to the estimated costs of The Babcock & Wilcox Company ("B&W") Chapter 11 settlement of $4.0 million compared to a $40.0 million after tax expense in the second quarter of 2003. Weighted average common shares outstanding on a fully diluted basis were approximately 67.5 million and 64.0 million for June 30, 2004 and June 30, 2003, respectively.
    Revenues in the second quarter of 2004 were $499.8 million, compared to $595.5 million in the corresponding period in 2003. The change in revenues is due to reduced activity at J. Ray McDermott, S.A. and its subsidiaries ("J. Ray"), partially offset by increased revenues at BWX Technologies Inc. ("BWXT").
    The second quarter 2004 operating income was $35.7 million, which included $15.8 million of corporate qualified pension expense, compared to the second quarter 2003 operating loss and corporate qualified pension expense of $13.9 million and $18.0 million, respectively.
    "Each of McDermott's segments reported significantly better operating results compared to last year's second quarter," said Bruce
W. Wilkinson, chairman of the board and chief executive officer of McDermott. "BWXT produced record operating income and J. Ray returned to profitability. Additionally, unallocated corporate expense also improved in the quarter compared to a year ago. I am particularly pleased with J. Ray's positive cash flow performance during the 2004 second quarter, which was a substantial improvement compared to the prior four quarters and was well above our expectations."
    The Company's other expense for the second quarter of 2004 was $10.8 million, compared to $42.0 million in the second quarter of 2003. The year-over-year improvement is due to a $35.0 million reduction, pretax, in the quarterly adjustment related to the estimated costs of the B&W Chapter 11 settlement. This revaluation will continue to fluctuate on a quarterly basis and is largely dependent on the quarter end price of McDermott's stock.

    RESULTS OF OPERATIONS
    2004 Second Quarter Compared to 2003 Second Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $359.3 million in the 2004 second quarter, a decrease of $108.6 million from a year ago. The year-over-year reduction resulted from decreased activity on fabrication and marine installation projects in the Middle East, southern Argentina and Asia Pacific regions, partially offset by increased activity in Azerbaijan and Morgan City, La.
    Segment income for the 2004 second quarter was $22.1 million compared to a segment loss in the second quarter 2003 of $13.2 million. Major projects contributing operating income to the 2004 second quarter were the projects in Azerbaijan for AIOC, a pipelay project for Shell in the Gulf of Mexico, and the fabrication projects for BP in Morgan City, La. In addition, J. Ray recognized approximately $23.4 million of operating income in the second quarter 2004 from favorable contract cost adjustments relating to operating improvements and recoveries on projects which had incurred losses in previous quarters, partially offset by an aggregate of $10.7 million in charges related to severance costs, drydock costs, legal settlements and other items. J. Ray's second quarter 2003 operating results included a $39.9 million loss related to a marine construction project in southern Argentina. Selling, general and administrative expenses were $24.4 million in the 2004 second quarter, compared to $15.3 million in the 2003 second quarter. This increase was due to higher marketing, compliance, insurance and information systems expenses.
    At June 30, 2004, J. Ray's backlog was $1.1 billion, which included an aggregate of $28.4 million related to uncompleted work on the Front Runner spar, the Belanak project and the Carina Aries project. J. Ray's backlog was $1.4 billion and $1.8 billion at Dec. 31, 2003 and June 30, 2003, respectively.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment increased $13.0 million to $140.5 million in the 2004 second quarter, primarily due to higher volumes from the manufacture of nuclear components for certain U.S. government programs, and increased volumes from commercial nuclear environmental services.
    Segment income increased $11.4 million to $31.9 million in the 2004 second quarter, primarily due to increased volume and margins from the manufacture of nuclear components, increased equity income from investees and approximately $4.4 million of aggregate benefit from various sales of assets, settlements and other items.
    At June 30, 2004, BWXT's backlog was $1.6 billion, compared to backlog of $1.8 billion and $1.5 billion at Dec. 31, 2003 and June 30, 2003, respectively.

    Corporate

    Unallocated corporate expenses were $20.0 million in the 2004 second quarter, a decrease of $1.2 million compared to the 2003 second quarter. Unallocated corporate expense in the second quarter of 2004 and 2003 included $15.8 million and $18.0 million, respectively, of qualified corporate pension expense.

    Other Income and Expense

    Net interest expense was $7.3 million in the 2004 second quarter compared to $3.3 million in the 2003 second quarter, due to the issuance of J. Ray's 11 percent senior secured notes in December 2003.
    During the 2004 second quarter, revaluation of certain components of the estimated settlement cost related to the Chapter 11 proceedings involving B&W resulted in an increase in the estimated cost of the settlement to $129.3 million, resulting in the recognition of other pretax expense of $4.4 million ($4.0 million after tax). The increase in the second quarter 2004 estimated settlement cost is due primarily to an increase in the closing price of McDermott's common stock from $8.39 per share at March 31, 2004 to $10.16 per share at June 30, 2004. As discussed in the Company's annual report on Form 10-K for the year ended Dec. 31, 2003, the Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized.
    Provision for income taxes during the second quarter of 2004 was $13.1 million, compared to $4.6 million during the second quarter of 2003. The Company's consolidated net provision for income taxes reflects the tax obligations in many of the jurisdictions in which it operates.

    DISCONTINUED OPERATIONS

    In August 2003, the Company completed the sale of Menck GmbH ("Menck"), formerly a component of the Marine Construction Services segment. Accordingly, the Company has reported the results of operations for Menck as discontinued operations. In the second quarter of 2003, the Company recorded income of $0.7 million, after tax, associated with the operations of Menck.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues were $357.3 million in the second quarter of 2004, an increase of $5.0 million compared to the second quarter of 2003. B&W's net income for the 2004 second quarter was $45.2 million, an increase of $97.0 million versus the corresponding period in 2003. The 2003 second quarter included a $70 million pretax charge for an increase in B&W's asbestos liability.

    LIQUIDITY

    The Company, on a consolidated basis, and J. Ray, on a stand-alone basis, both produced positive cash flow in the second quarter of 2004. As of June 30, 2004, J. Ray's unrestricted cash balance was $93.3 million, a significant improvement compared to the previous expectations of management for the second quarter 2004.
    During the 2004 second quarter, J. Ray and McDermott entered into a $25 million accounts receivable sales/purchase facility, which could provide J. Ray additional liquidity, if needed. There have not been any drawings to date under this facility.
    In addition, since June 30, 2004, J. Ray has taken several steps which it believes will further enhance its liquidity, including:

    -- Completing the sale of the DB60 in July, for cash proceeds of approximately $44 million, which it currently intends to use to fund J. Ray's capital expenditure program for the coming 12 months,

    --  Selling the Oceanic 93 for cash proceeds of approximately
        $18.7 million, which J. Ray currently intends to use to either retire a portion of J. Ray's 11 percent senior secured notes, purchase another vessel or fund capital expenditures on existing collateralized vessels, and

    -- Obtaining the completion certificate from the customer on the Front Runner Spar, which enabled the previously restricted $22 million in cash held in a temporary interest reserve account to become unrestricted cash.

    On Aug. 4, 2004, J. Ray's available unrestricted cash had improved $21 million since the end of the 2004 second quarter, to approximately $114 million.
    As a result of its improved liquidity position and current cash flow forecast, J. Ray has ceased negotiations on the new letter of credit facility it was pursuing. J. Ray believes that a $75-$100 million facility is not necessary to its near term liquidity. J. Ray will continue to cash collateralize letters of credit and will evaluate pursuing additional credit facilities, as the opportunity or need arises.
    As of June 30, 2004, J. Ray's restricted cash balance was $134 million, which primarily consisted of approximately $77 million of cash collateral for letters of credit and foreign exchange, $19 million in escrow relating to the sale of the Oceanic 93, $16 million for captive insurance programs and $22 million of temporary interest reserve.
    As previously disclosed, there continues to be substantial doubt about J. Ray's ability to continue as a going concern. As discussed in this section, however, J. Ray's outlook regarding its liquidity position has significantly improved since Dec. 31, 2003. In the remaining two quarters of 2004, excluding changes in letters of credit and further asset sales, J. Ray currently expects to incur a cash outflow of approximately $15 million, primarily due to the completion of the spar projects, the Carina Aries project and the Belanak project, for which substantial income statement expenses have already been recorded. The spar projects are now physically complete, and both the Carina Aries and Belanak projects are more than 97 percent complete, and J. Ray believes the risk of further costs overruns impacting its liquidity is significantly reduced.
    Completion of these projects has and may continue to put a strain on J. Ray's liquidity. J. Ray intends to fund its negative cash flow anticipated for the remainder of 2004 with its unrestricted cash on hand, and if needed, utilization of the $25 million intercompany accounts receivable sales facility with McDermott. While J. Ray's cash flow was positive in the second quarter, further declines in backlog could have a negative impact on cash flows beyond 2004.

    OTHER INFORMATION

    About the Company

    McDermott International Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include our expectations regarding completion of the remaining contracts in loss positions, statements relating to the proposed settlement of the B&W Chapter 11 proceedings, and statements relating to our liquidity and J. Ray's liquidity. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended Dec. 31, 2003 and its 2004 quarterly reports filed with the Securities and Exchange Commission.




Conference Call to Discuss 2004 Second Quarter Earnings Release
---------------------------------------------------------------
Date:          Tuesday, August 10, 2004, at 10:00 a.m. EDT
               (9:00 a.m. CDT)

Live Webcast:  Investor Relations section of Web site at
               www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                     McDERMOTT INTERNATIONAL INC.
               CONDENSED CONSOLIDATED STATEMENTS OF LOSS

                             Three Months Ended   Six Months Ended
                                  June 30,            June 30,
                               2004      2003     2004       2003
                              ------    ------   ------     ------
                                          (Unaudited)
                              (In thousands, except per share amounts)

Revenues                     $499,817  $595,475  $999,151  $1,108,212
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations          426,804   578,578   892,372   1,044,085
  Selling, general and
   administrative expenses     45,526    36,052    89,118      77,235
----------------------------------------------------------------------
                              472,330   614,630   981,490   1,121,320
----------------------------------------------------------------------
Equity in Income of
 Investees                      8,197     5,237    15,940      13,125
----------------------------------------------------------------------
Operating Income (Loss)        35,684   (13,918)   33,601          17
----------------------------------------------------------------------
Other Income (Expense):
  Interest income                 872       909     1,820       1,889
  Interest expense             (8,213)   (4,171)  (16,684)     (7,830)
  Increase in estimated cost
   of The Babcock & Wilcox
   Company bankruptcy
   settlement                  (4,383)  (39,395)   (1,972)    (15,324)
  Other-net                       912       652     2,115       1,987
----------------------------------------------------------------------
                              (10,812)  (42,005)  (14,721)    (19,278)
----------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
 before Provision for
 Income Taxes and
 Cumulative Effect of
 Accounting Change             24,872   (55,923)   18,880     (19,261)

Provision for Income Taxes     13,087     4,624    17,962      11,661
----------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
 before Cumulative Effect
 of Accounting Change          11,785   (60,547)      918     (30,922)

Income from Discontinued
 Operations                         -       695         -       2,906
----------------------------------------------------------------------
Income (Loss) before
 Cumulative Effect of
 Accounting Change             11,785   (59,852)      918     (28,016)

Cumulative Effect of
 Accounting Change                  -         -         -       3,710
----------------------------------------------------------------------
Net Income (Loss)             $11,785  $(59,852)     $918    $(24,306)
----------------------------------------------------------------------
Earnings (Loss) per
 Common Share:
  Basic
   Income (Loss) from
    Continuing Operations
    before Cumulative Effect
    of Accounting Change        $0.18    $(0.95)    $0.01      $(0.49)
   Income from Discontinued
    Operations                     $-     $0.01        $-       $0.05
   Cumulative Effect of
    Accounting Change              $-        $-        $-       $0.06
   Net Income (Loss)            $0.18    $(0.94)    $0.01      $(0.38)
  Diluted
   Income (Loss) from
    Continuing Operations
    before Cumulative Effect
    of Accounting Change        $0.17    $(0.95)    $0.01      $(0.49)
   Income from Discontinued
    Operations                     $-     $0.01        $-       $0.05
   Cumulative Effect of
    Accounting Change              $-        $-        $-       $0.06
   Net Income (Loss)            $0.17    $(0.94)    $0.01      $(0.38)
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
               CONDENSED CONSOLIDATED STATEMENTS OF LOSS

                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                          2004         2003        2004        2003
                         ------       ------      ------      ------
                                        (Unaudited)

Weighted Average Common
 Shares
  Basic                 65,524,948  63,995,146  65,398,526  63,732,409
  Diluted               67,480,107  63,995,146  67,525,697  63,732,409
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                     SELECTED SEGMENT INFORMATION

                              Three Months Ended   Six Months Ended
                                   June 30,            June 30,
                               2004       2003     2004       2003
                             --------- --------- ---------- ----------
                                           (Unaudited)
                                    (In thousands except Backlog)
REVENUES
  Marine Construction
   Services                $359,334    $467,972   $725,142   $863,012
  Government Operations     140,490     127,523    274,019    245,231
  Power Generation
   Systems                        -           -          -          -
  Adjustments and
   Eliminations                  (7)        (20)       (10)       (31)
  --------------------------------------------------------------------
  TOTAL                    $499,817    $595,475   $999,151 $1,108,212
  --------------------------------------------------------------------

SEGMENT INCOME (LOSS)
  Marine Construction
   Services                 $22,112    $(13,162)   $18,511     $3,478
  Government Operations      31,908      20,486     51,617     44,111
  Power Generation
   Systems                    1,660          (4)     1,771         30
  --------------------------------------------------------------------
                             55,680       7,320     71,899     47,619
  Corporate                 (19,996)    (21,238)   (38,298)   (47,602)
  --------------------------------------------------------------------
  TOTAL                     $35,684    $(13,918)   $33,601        $17
  --------------------------------------------------------------------

EQUITY IN INCOME FROM
 INVESTEES
  Marine Construction
   Services                    $746       $(885)    $1,909      $(577)
  Government Operations       7,180       5,938     13,427     13,294
  Power Generation
   Systems                      271         184        604        408
  --------------------------------------------------------------------
  TOTAL                      $8,197      $5,237    $15,940    $13,125
  --------------------------------------------------------------------

DEPRECIATION & AMORTIZATION
  Marine Construction
   Services                  $6,537      $7,757    $11,747    $13,181
  Government Operations       2,945       3,180      6,036      6,332
  Power Generation
   Systems                        -           4          -          7
  Corporate                   1,018         916      1,643      1,657
  --------------------------------------------------------------------
  TOTAL                     $10,500     $11,857    $19,426    $21,177
  --------------------------------------------------------------------

CAPITAL EXPENDITURES
  Marine Construction
   Services                  $2,121      $3,858     $3,870    $11,605
  Government Operations       2,333       5,318      4,239      7,460
  Power Generation
   Systems                        -           -          -          -
  Corporate                       2       1,656          2      1,662
  --------------------------------------------------------------------
  TOTAL                      $4,456     $10,832     $8,111    $20,727
  --------------------------------------------------------------------

BACKLOG (in millions)
  Marine Construction
   Services              $1,082,386  $1,837,606 $1,082,386 $1,837,606
  Government Operations   1,592,926   1,493,313  1,592,926  1,493,313
  --------------------------------------------------------------------
  TOTAL                  $2,675,312  $3,330,919 $2,675,312 $3,330,919
  --------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                ITEMS INCLUDED IN CONTINUING OPERATIONS

                                  Three Months Ended  Six Months Ended
                                        June 30,          June 30,
                                     2004      2003   2004      2003
                                    ------    ------ ------    ------
                                      (Unaudited)
                                               (In millions)

ITEMS INCLUDED IN OPERATING INCOME
 (LOSS):
   Marine Construction Services
     Contract cost adjustments on
      loss projects                   $23.4       $-   $28.4       $-
     Miscellaneous one-time items,
      net                             (10.7)       -   (10.7)       -
     Announced project change order       -        -       -     11.0
     Carina Aries Weather Related         -    (39.9)      -    (41.9)
     -----------------------------------------------------------------
   TOTAL                              $12.7   $(39.9)  $17.7   $(30.9)
   -------------------------------------------------------------------

   Government Operations
     Miscellaneous favorable one-
      time benefits                     4.4      5.4     4.4      8.7
     -----------------------------------------------------------------
   TOTAL                               $4.4     $5.4    $4.4     $8.7
   -------------------------------------------------------------------

   Corporate
     Qualified Pension Plan Expense  $(15.8)  $(18.0) $(31.6)  $(36.0)
     -----------------------------------------------------------------
   TOTAL                             $(15.8)  $(18.0) $(31.6)  $(36.0)
----------------------------------------------------------------------


 OTHER ITEMS:
   Estimated Change in B&W
    bankruptcy settlement             $(4.4)  $(39.4)  $(2.0)  $(15.3)
   Tax impact on B&W settlement         0.4     (0.6)    0.7     (1.1)
   -------------------------------------------------------------------
   Net After Tax Effect               $(4.0)  $(40.0)  $(1.3)  $(16.4)
   -------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS

                                            June 30,         Dec. 31,
                                              2004             2003
                                           ---------        ---------
                                           (Unaudited)
                                                 (In thousands)
Current Assets:
   Cash and cash equivalents                $134,694        $174,790
   Restricted cash and cash equivalents      168,308         180,480
   Accounts receivable - trade, net          214,234         195,073
   Accounts receivable from The
    Babcock & Wilcox Company                   5,017           6,192
   Accounts and notes receivable -
    unconsolidated affiliates                 10,292          14,024
   Accounts receivable - other                28,613          38,296
   Contracts in progress                      78,480          69,485
   Deferred income taxes                       3,440           4,168
   Other current assets                       20,506          16,019
----------------------------------------------------------------------
   Total Current Assets                      663,584         698,527
----------------------------------------------------------------------
Property, Plant and Equipment              1,202,712       1,244,222
   Less accumulated depreciation             854,535         880,460
----------------------------------------------------------------------
   Net Property, Plant and Equipment         348,177         363,762
----------------------------------------------------------------------
Investments                                   42,820          42,800
----------------------------------------------------------------------
Goodwill                                      12,926          12,926
----------------------------------------------------------------------
Prepaid Pension Costs                         18,573          18,722
----------------------------------------------------------------------
Other Assets                                 160,156         112,137
----------------------------------------------------------------------
   TOTAL                                  $1,246,236      $1,248,874
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                           June 30,       Dec. 31,
                                            2004            2003
                                        -------------- ---------------
                                         (Unaudited)
                                                (In thousands)
Current Liabilities:
  Notes payable and current maturities
   of long-term debt                          $11,988         $37,217
  Accounts payable                            164,430         146,665
  Accounts payable to The Babcock &
   Wilcox Company                              36,507          42,137
  Accrued employee benefits                    66,812          69,923
  Accrued liabilities - other                 178,607         166,129
  Accrued contract costs                       49,418          69,928
  Advance billings on contracts               160,966         176,105
  U.S. and foreign income taxes payable        28,474          14,727
----------------------------------------------------------------------
     Total Current Liabilities                697,202         722,831
----------------------------------------------------------------------
Long-Term Debt                                268,096         279,682
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                    26,388          26,861
----------------------------------------------------------------------
Self-Insurance                                 74,197          60,737
----------------------------------------------------------------------
Pension Liability                             334,938         311,393
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                102,888         100,916
----------------------------------------------------------------------
Other Liabilities                             103,711         109,631
----------------------------------------------------------------------

Commitments and Contingencies.

Stockholders' Deficit:
  Common stock, par value $1.00 per
   share, authorized 150,000,000 shares;
   issued 68,993,119 at June 30, 2004
   and 68,129,390 at Dec. 31, 2003             68,993          68,129
  Capital in excess of par value            1,110,464       1,105,828
  Accumulated deficit                      (1,121,629)     (1,122,547)
  Treasury stock at cost, 2,354,069
   shares at June 30, 2004 and
   2,061,407 at Dec. 31, 2003                 (65,332)        (62,792)
  Accumulated other comprehensive loss       (353,680)       (351,795)
----------------------------------------------------------------------
     Total Stockholders' Deficit             (361,184)       (363,177)
----------------------------------------------------------------------
     TOTAL                                 $1,246,236      $1,248,874
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Six Months Ended
                                                   June 30,
                                             2004           2003
                                        --------------- --------------
                                          (Unaudited; In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                 $918       $(24,306)
----------------------------------------------------------------------
Adjustments to reconcile net income
 (loss) to net cash used in operating
 activities:
  Depreciation and amortization                 19,426         21,177
  Income or loss of investees, less
   dividends                                    (6,689)          (310)
  Gain on asset disposals and
   impairments - net                            (2,953)        (2,089)
  Benefit from deferred taxes                   (7,996)        (2,233)
  Increase in estimated cost of The
   Babcock & Wilcox Company bankruptcy
   settlement                                    1,972         15,324
  Cumulative effect of accounting change             -         (3,710)
  Other                                          1,200          3,293

  Changes in assets and liabilities,
   net of effects of acquisitions and
   divestitures:
     Accounts receivable                        (4,633)        (8,049)
     Net contracts in progress and
      advance billings                         (24,102)       (31,781)
     Accounts payable                           12,130          7,401
     Accrued and other current
      liabilities                               (7,332)       (49,576)
     Income taxes                               13,748        (11,840)
     Other, net                                 (9,326)        33,172
----------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES          (13,637)       (53,527)
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash
 and cash equivalents                           12,172        (12,312)
Purchases of property, plant and
 equipment                                      (8,111)       (20,727)
Purchases of available-for-sale
 securities                                    (34,965)      (232,364)
Sales of available-for-sale securities           5,140        131,241
Maturities of available-for-sale
 securities                                     30,025        227,493
Proceeds from asset disposals                    6,601          2,377
Other                                               (1)          (399)
----------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES       10,861         95,309
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                            -         (9,500)
Decrease in short-term borrowing               (36,750)       (39,875)
Issuance of common stock                           281            271
Other                                             (857)         2,140
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES          (37,326)       (46,964)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH             6             (6)
----------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS      (40,096)        (5,188)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                     174,790        129,517
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                       $134,694       $124,329
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)         $16,939         $7,725
  Income taxes - net                           $24,428         $3,124
----------------------------------------------------------------------




    CONTACT: McDermott International Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com